Chang G. Park, CPA, Ph. D.
 2667 CAMINO DEL RIO SOUTH PLAZA B  SAN DIEGO
CALIFORNIA 92108-3707?
TELEPHONE (858) 722-5953  FAX (858) 761-0341  FAX
(858) 764-5480
 E-MAIL changgpark@gmail.com

October 8, 2008




To Whom It May Concern:


The firm of Chang G. Park, CPA consents to the inclusion of our report of February 8, 2008 (except as to Notes 2, 5, 7 and 11 which are as of October
8, 2008) on the audited consolidated financial statements of Cal Alta Auto Glass, Inc. as of
December 31, 2007 and 2006 in any filings that are necessary now or in the near future with the U.S.
Securities and Exchange Commission.











Very truly yours,





/s/ Chang G. Park
____________________________
Chang G. Park, CPA


 Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board